                                                                EXHIBIT 99(m)(1)
                          SERVICE AND DISTRIBUTION PLAN

      WHEREAS, St. Clair Funds, Inc. (the "Company") engages in business as an open-end investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

      WHEREAS, shares of common stock of the Company are currently divided into series of shares, one of which is designated as Liquidity Plus Money Market Fund (the "Fund");

      WHEREAS, the Company employs Funds Distributor, Inc. (the"Distributor") as distributor of the securities of which it is the issuer;

      WHEREAS, the Company and the Distributor have entered into a Distribution Agreement pursuant to which the Company has employed the Distributor in such capacity during the continuous offering of shares of the Company; and

      NOW, THEREFORE, the Company hereby adopts on behalf of the Fund with respect to its shares, and the Distributor hereby agrees to the terms of this Service and Distribution Plan (the "Plan"), in accordance with Rule 12b-1 under the Act on the following terms and conditions:

      1. A. The Fund shall pay to the Distributor, as the distributor of the shares of the Fund, a fee for distribution of the shares at the rate of .10% on an annualized basis of the average daily net assets of the Fund's shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

            B. The Fund shall pay to the Distributor, as the distributor of the shares of the Fund, a service fee at the rate of up to .25% on an annualized basis of the average daily net assets of the Fund's shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

      2. The amount set forth in paragraph 1.A. of this Plan shall be paid for the Distributor's services as distributor of the shares of the Funds in connection with any activities or expenses primarily intended to result in the sale of the shares of the Fund, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself) and other financial institutions and organizations to obtain various distribution related and/or administrative services for the Fund. These services include, among other things, processing new shareholder account applications, preparing and transmitting to the Fund's Transfer Agent computer processable tapes of all transactions by customers and serving as the primary source of information to customers in answering questions



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concerning the Fund and their transactions with the Fund. The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Fund. In addition, this Plan hereby authorizes payment by the Fund of the cost of preparing, printing and distributing the Fund Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and contingent deferred sales charges received by the Distributor. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

      3.A. The amount set forth in paragraph 1.B. of this Plan may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions or institutional investors ("Shareholder Organizations") for servicing shareholder accounts, including a continuing fee which may accrue immediately after the sale of shares.

      3.B. Any officer of the Company is authorized to acknowledge, in the name and on behalf of the Company, written agreements based on the form attached hereto as Appendix A or any other form duly approved by the Company's Board of Directors ("Agreements") with Shareholder Organizations. Pursuant to such Agreements, Shareholder Organizations shall provide the support services set forth therein to their clients who beneficially own shares of the Fund in consideration of a fee, as set forth in the Agreement. Comerica Bank and its affiliates are eligible to become Shareholder Organizations and to receive fees under this Plan.

      4. The Plan shall not take effect with respect to the shares of the Fund until it has been approved by a vote of the then sole shareholder of the shares of the Fund.

      5. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

      6. After approval as set forth in paragraphs 4 and 5, this Plan shall take effect. The Plan of Distribution shall continue in full force and effect as to the shares of the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 5.

      7. The Distributor shall provide to the Directors of the Company, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

      8. This Plan may be terminated as to the Fund at any time, without payment of any penalty, by vote of the Directors of the Company, by vote of a majority of the Rule 12b-1



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Directors, or by a vote of a majority of the outstanding voting securities of the Fund on not more than 30 days' written notice to any other party to the Plan.

      9. This Plan may not be amended to increase materially the amount of distribution fee (including any service fee) provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 4 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 5 hereof.

      10. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

      11. The Company shall preserve copies of this Plan and any related agreements and all reports made to paragraph 7 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

      IN WITNESS WHEREOF, the Company, on behalf of the Fund, and the Distributor have executed this Service and Distribution Plan as of the 7th day of November, 1996.


THE MUNDER FUNDS, INC.

By: /s/ LISA ANNE ROSEN
        --------------------

FUNDS DISTRIBUTOR, INC.

By: /s/ MARIE E. CONNOLLY
        --------------------



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                                                                      APPENDIX A
                              ST. CLAIR FUNDS, INC.
                                SERVICE AGREEMENT

To: [              ]

      We wish to enter into this Servicing Agreement with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own shares ("Shares") of the Liquidity Plus Money Market Fund (the "Fund") of St. Clair Funds, Inc. (the "Company") offered by us.

      The terms and conditions of this Servicing Agreement are as follows:

      1. You agree to provide the following support services to Clients who may from time to time beneficially own Shares1: (i) establishing and maintaining accounts and records relating to Clients that invest in Shares; (ii) processing dividend and distribution payments from us on behalf of Clients; (iii) providing information periodically to Clients showing their positions in Shares and integrating such statements with those of other transactions and balances in Client's other accounts serviced by you; (iv) arranging for bank wires;
(v) responding to Client inquiries relating to services performed by you;
(vi) responding to routine inquires from Clients concerning their investments in Shares; (vii) providing subaccounting with respect to Shares beneficially owned by Clients or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications form us (such proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to clients; (ix) assisting in processing purchase, exchange and redemption requests from Clients and in placing such orders with our service contractors; (x) assisting Clients in changing dividend options, account designations and addresses; (xi) providing Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

      Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in our business, or all or any personnel employed by us) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

      Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representation concerning us or the Shares except those contained in our then current prospectuses and statement of additional information for Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.


---------------------
1 Services may be modified or omitted in the particular case and items renumbered.

      Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

      Section 5. In consideration of the services and facilities provided by you hereunder, we will pay you, and you will accept as full payment therefor, a fee at an annul rate of .25 of 1% of the average daily net asset value of the Shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients' Shares"), which fee shall be computed daily and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients' Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. By your written acceptance of this Agreement, you agree to and do waive such portion of any fee payable to you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued by us on any day with respect to the Client's Shares in any Fund that declares its net investment income as a dividend to Shareholders on a daily basis does not exceed the income to be accrued by us to such Shares on that day. The fee rate stated above may be prospectively increased or decreased by us, our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Client or Clients.

      Section 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to the Company's Board of Directors, and the Company's Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to the Company's Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

      Section 7. We may enter into other similar Servicing Agreements with any other persons without your consent.

      Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you in connection with the investment of your Clients' assets in Shares will be disclosed by you to your Clients, will be authorized by your


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

Clients and will not be excessive; (ii) the services provided by you under this Agreement will in no event be primarily intended to result in the sale of Shares; and (iii) in the event an issue pertaining to our Shareholder Servicing Plan is submitted for shareholder approval, you will vote any shares held for your own account in the same proportion as the vote of those shares held for your Client's accounts.

      Section 9. This agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until __________, 1998, and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 12. This Agreement is terminable with respect to the Shares, without penalty, at any time by us (which termination may be by vote or a majority of the Disinterested Directors as defined in Section 12) or by you upon written notice to the other party hereto.

      Section 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

      Section 11. This Agreement will be construed in accordance with the laws of the State of Massachusetts and is non-assignable by the parties hereto.

      Section 12. This Agreement has been approved by a vote of a majority of
(i) the Company's Board of Directors and (ii) those Directors who are not "interested persons" as defined in the Investment Company Act of 1940 and have no direct or indirect financial interest in the operation of the Shareholder Servicing Plan adopted by us regarding the provision of support services to the beneficial owners of Shares or in any agreement related thereto ("Disinterested Directors").


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      If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, 60 State Street, Suite 1300, Boston, Massachusetts 02109, Attention:
President (with a copy to the same address, Attention: General Counsel).


                                                Very truly yours,

                                                FUNDS DISTRIBUTOR, INC.


Date:                                           By: /S/ MARIE E. CONNOLLY
     -------------------------                      ------------------------
                                                    (Authorized Officer)



                                                Accepted and Agreed to:


                                                [                       ]


Date:                                           By:
     -------------------------                      ------------------------
                                                    (Authorized Officer)

Address of Shareholder Organization:
                                                    ------------------------

                                                    ------------------------

                                                    ------------------------

                                                Acknowledged

                                                ST. CLAIR FUNDS, INC.


Date:                                           By: /S/ LISA ANNE ROSEN
     -------------------------                      ------------------------
                                                    (Authorized Officer)


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